Exhibit 21

SUBSIDIARIES OF REGISTRANT

As of December 31, 2014

Name of Subsidiary	Jurisdiction of Incorporation or Formation
Atrium Insurance Corporation	NY
Atrium Reinsurance Corporation	VT
Axiom Financial, LLC	UT
Cartus Home Loans, LLC	DE
Century 21 Mortgage Corporation	MA
Coldwell Banker Home Loans, LLC	DE
Coldwell Banker Mortgage Corporation	MA
ERA Home Loans, LLC	DE
ERA Mortgage Corporation	MA
Haddonfield Holding Corporation	DE
Instamortgage.com Corporation	MD
Landover Mortgage, LLC	WA
Long Island Mortgage Group, Inc.	NY
MortgageSave.com Corporation	MA
NE Moves Mortgage, LLC	MA
Pacific Access Mortgage, LLC	HI
PHH Broker Partner Corporation	MD
PHH Canadian Holdings, Inc.	DE
PHH Corporate Services, Inc.	DE
PHH de Brasil Paricopaceos Ltda.	Brazil
PHH Home Loans, LLC (dba Burnet Home Loans; Cartus Home Loans; Coldwell Banker Home Loans; ERA Home Loans; PHH Home Mortgage LLC; Sunbelt Lending Services)	DE
PHH Mortgage Capital LLC	DE

PHH Mortgage Corporation (dba Burnet Mortgage Services; Century 21 Mortgage; Coldwell Banker Mortgage; ERA Mortgage; Instamortage.com; MortgageSave.com; MortgageQuestions.com; Mortgage Service Center; PHH Mortgage Services)

NJ
PHH Mortgage Services Corporation	MD
PHH Servicer Advance Funding Depositor, LLC	DE
PHH Servicer Advance Receivables Trust 2013-1	DE
PHH Services B.V.	Netherlands
RMR Financial, LLC (dba Princeton Capital; Mortgage California)	CA
Speedy Title & Appraisal Review Services LLC	DE